Exhibit 99.2

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Completes Acquisition
of Shenandoah Electronic Intelligence, Inc.

Acquisition Contributes to SI International’s Focus Area of Homeland Defense

RESTON, VIRGINIA – February 9, 2005 – SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today that it completed the purchase of Shenandoah Electronic Intelligence, Inc. (SEI) on February 9, 2005.  SEI is a provider of critical business process outsourcing primarily for the Department of Homeland Security (DHS).  SEI’s services include: data and records management; applications processing; file and mail management; analytical support services; and secure optical card processing at one of the largest facilities of its kind.

The acquisition supports SI International’s strategic growth plan to broaden its customer base in one of its key focus areas — Homeland Defense.  The SEI acquisition strengthens SI International’s relationships with DHS agencies and expands SI International’s portfolio of mission-critical outsourcing services.

Founded in 1986, SEI performs facilities and records management functions for several government entities and produces personalized identification cards at a secure optical card processing facility, which is considered one of DHS’ “Centers for Excellence.”  SEI has approximately 1,600 employees with over 99 percent holding security clearances.

Under the terms of the definitive stock purchase agreement, SI International acquired SEI for $75 million in cash, subject to certain adjustments.  The transaction was funded through cash-on-hand and borrowings from a new $160 million credit facility.  The purchase price is subject to adjustment as a result of certain tax elections.  The definitive stock purchase agreement also provides that the SEI stockholders will retain certain non-operating assets and contingent accounts receivable.  SI International expects the acquisition to be accretive to earnings.  SEI’s trailing twelve months revenue ended September 30, 2004 was approximately $73.9 million.

“We believe that the combined strengths of SI International and SEI can better serve our Federal government clients’ growing requirements, and create more opportunities to provide our service offerings to a larger client base,” said Ray Oleson, Chairman and CEO of SI International.  “Combined, we have over 3,500 employees that will enable us to take on larger scale assignments.”

– more –

“SEI has some tremendous talent and experience in key areas of the business process outsourcing sector for the Federal government,” added SI International’s President and Chief Operating Officer, Brad Antle. “This acquisition is an excellent fit within our company and will blend well with our culture.”

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of any of the conditions precedent; (ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the Shenandoah Electronic Intelligence, Inc. will not be integrated successfully into SI International; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition; and (v) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractors’  failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  SI International disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this news release.

###